Offshore Logistics, Inc.

224 Rue De Jean — 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678
www.olog.com

PRESS RELEASE
OFFSHORE LOGISTICS, INC.
ANNOUNCES MANAGEMENT CHANGES

Lafayette, Louisiana (September 1, 2004) – Offshore Logistics, Inc. (NYSE OLG) announced today that Keith Chanter is resigning from his position as Managing Director of Bristow Aviation Holdings, Ltd. (Bristow) effective today, to pursue other interests. Mr. Chanter joined Bristow in 1997 and was promoted to Managing Director in 1999, and is credited with successfully restructuring our North Sea operations which enabled the Company to remain a leading competitor in that market. Allan Brown, who most recently served as International Commercial Director for Bristow, has been appointed to succeed Mr. Chanter as Interim Managing Director. Mr. Brown has over 40 years experience in aviation related activities, with 26 of those years comprising his tenure at Bristow in a variety of technical and commercial roles. Mr. Chanter will continue in a consulting and advisory capacity to assist in the transition. The Company has begun an executive search for Mr. Chanter’s ultimate replacement.

William E. Chiles, Offshore Logistics’ President and Chief Executive Officer commented, “Everyone in the Offshore Logistics group of companies, and particularly those who have worked closely with Keith at Bristow over the last seven years, owes him a large debt of gratitude for all of his efforts. We are sorry to see him leave but wish him well in his future endeavors.”

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Investor Relations Contact:
H. Eddy Dupuis, 337-233-1221, fax 337-235-6678, www.olog.com